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                                                                   Exhibit 77 C

Results of Meeting of Stockholders

The 82/nd/ Annual Meeting of Stockholders of Tri-Continental Corporation (the Corporation) was held on April 12, 2012. Stockholders voted in favor of each of the two proposals. The description of each proposal and number of shares voted are as follows:

PROPOSAL 1

To elect three Directors to the Corporation's Board, each to hold office until the 2015 Annual Meeting of Stockholders and all until their successors are elected and qualify:

                   Director                 For     Withheld
                   --------                 ---     --------
                   Kathleen Blatz        43,287,319 5,645,597
                   Pamela Carlton        43,137,166 5,795,749
                   Alison Taunton-Rigby  43,112,457 5,820,458

PROPOSAL 2

To ratify the selection of Ernst & Young LLP as the Corporation's independent registered public accounting firm for 2012:

           For                     Against                   Abstain
           ---                     -------                   -------
        47,518,559                 698,017                   716,340